Exhibit 99.1

Union Bankshares Corporation Announces Exit of CapGen Capital Group VI LP

Richmond, Va., September 10, 2018 - Union Bankshares Corporation today announced that it has been advised by CapGen Capital Group VI LP that CapGen fully exited its position in Union Bankshares common stock through a distribution to its limited partners.

In its last public filing of a Schedule 13D/A on April 27, 2018, CapGen stated that it held at that time 3,138,579 shares or 4.8% of the total shares outstanding of Union Bankshares common stock.

ABOUT UNION BANKSHARES CORPORATION
Headquartered in Richmond, Virginia, Union Bankshares Corporation (Nasdaq: UBSH) is the holding company for Union Bank & Trust. Union Bank & Trust has 140 branches, 7 of which are operated as Xenith Bank, a division of Union Bank & Trust of Richmond, Virginia, and approximately 200 ATMs located throughout Virginia, and in portions of Maryland and North Carolina. Non-bank affiliates of the holding company include: Old Dominion Capital Management, Inc. and Dixon, Hubard, Feinour, & Brown, Inc., which both provide investment advisory services, and Union Insurance Group, LLC, which offers various lines of insurance products.

Contact: Bill Cimino (804) 448-0937, VP and Director of Investor Relations